Exhibit 99.1

Tumi Holdings Appoints Claire Bennett to Its Board of Directors

South Plainfield, NJ - January 29, 2013 - Tumi Holdings, Inc. (NYSE: TUMI), the leading global brand of premium travel, business and lifestyle products and accessories, today announced that its Board of Directors (the “Board”) appointed Claire Bennett as a new Board member, effective January 25, 2013. The appointment of Ms. Bennett to the Board will bring the total number of directors to six.

Richard Hanson, Chairman of the Board, said, “We are delighted to welcome Claire to the Tumi Board of Directors. With over 20 years of marketing and finance experience, we believe that the Company will benefit significantly from her unique perspective and insight in these areas. We look forward to her contributions as we continue to expand the Tumi brand and reach our long-term growth objectives.”

Ms. Bennett is currently Executive Vice President, Loyalty and Membership Benefits at American Express Company. Since joining American Express in 2006, she has also served in senior leadership roles in the company's consumer travel and marketing, media and advertising divisions. Prior to joining American Express, Ms. Bennett held various marketing positions at Dell, Inc. and finance and general management positions at The Quaker Oats Company (now owned by PepsiCo, Inc.). Ms. Bennett also serves as a director at Pong Research Corporation and Public Allies, a nonprofit organization. Ms. Bennett was qualified as a Certified Public Accountant earlier in her career, and holds an MBA from the J.L. Kellogg Graduate School of Management at Northwestern University.

About Tumi
Tumi is the leading global brand of premium travel, business and lifestyle products and accessories. The brand is sold in approximately 200 stores from New York to Paris to London and Tokyo, as well as in the world's top department, specialty, and travel retail stores in over 70 countries. For more information, please visit www.tumi.com.

Contact:
Investor Relations:
ICR, Inc.
Jean Fontana / Joseph Teklits
203-682-8200
jean.fontana@icrinc.com

Media Relations:
ICR, Inc.
Alecia Pulman
203-682-8224
alecia.pulman@icrinc.com